Exhibit 18.0

November 12, 2003

Mr. James Hogan
Chief Financial Officer
Sovereign Bancorp, Inc.
1500 Market Street,
Philadelphia, PA 19101

Dear Sir:

Note 13 of the Notes to the consolidated financial statements of Sovereign Bancorp, Inc. (the Company) included in its Form 10-Q for the quarter ended September 30, 2003, describes a change in the Company’s method of accounting for its obligations under its trust preferred securities. The change reclassifies those obligations from “Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding junior subordinated debentures of Sovereign” to “Borrowings and other debt obligations”. There are no authoritative criteria for determining a preferable method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of Sovereign Bancorp, Inc. subsequent to that date.

Very truly yours, /s/ Ernst & Young LLP